Exhibit 10.6

Name: Ronald Kundich

Date: March 14, 2025

RE: Amended & Restated Offer of Employment with Trinity Capital Inc.

Dear Ron:

This letter agreement hereby amends and restates that certain offer letter, by and between you and Trinity Capital Inc. (the “Company”), dated January 16, 2020.

Position and Responsibilities

During the Term (as defined below), you agree to serve as Chief Credit Officer for the Company and to devote substantially all of your business time and efforts to the performance of your duties to the Company. During the Term, you will have the duties, authorities and responsibilities as are required by your position, and such other duties, authorities and responsibilities as may reasonably be assigned to you that are not inconsistent with your position as the Chief Credit Officer. During the Term, you will also serve on the Company’s investment committee. You will report directly to the CEO.

Salary, Bonus, Benefits, Business Expenses and Severance

1.
Base Salary. During the Term, you will be compensated for your services at an annual rate of five hundred twenty-five thousand dollars ($525,000), which may be reviewed and adjusted on an annual basis by the Board of Directors (the “Board”) in its sole discretion, and which shall be payable in accordance with the Company’s regular payroll schedule (the “Base Salary”).
2.
Annual Bonus Arrangement. During the Term, you will be eligible to receive an annual bonus (the “Annual Bonus”), payable in amounts and at such times as determined in good faith by the Board, based on the achievement of Company and individual performance objectives, performance goals, and other metrics as set by the Board, and as may be changed from time to time. The Annual Bonus (if any) shall be payable no later than March 15 of the calendar year following the calendar year to which such Annual Bonus relates and may be paid prior to such date. In order to be eligible to receive such Annual Bonus (or portion thereof) except as otherwise provided herein, you must remain employed by the Company and in good standing through (i) the payment date if earlier than the end of the calendar year or (ii) the end of the applicable Annual Bonus calendar year. Notwithstanding the foregoing, in the event that your employment hereunder is terminated for “cause” at any point prior to the payment of any Annual Bonus, you will not be entitled to the payment of any Annual Bonus.

For purposes of this letter agreement, “cause” shall mean (i) your act(s) of gross negligence or willful misconduct in the course of your employment, (ii) your willful failure or refusal to perform in any material respect your duties or responsibilities, (iii) misappropriation (or attempted misappropriation) by you of any assets or business opportunities of the Company or any of its affiliates, (iv) embezzlement or fraud committed (or attempted) by you, or at your direction, (v) your conviction of, indictment for, or pleading “guilty” or “no contest” to, (1) a felony or (2) any other criminal charge that has, or could be reasonably expected to have, an adverse impact on the performance of your duties to the Company or otherwise result in material injury to the reputation or business of the Company or any of its affiliates, (vi) any material violation by you of the policies of the Company, including but not limited to those relating to sexual harassment or business conduct, and those otherwise set forth in the manuals or statements of policy of the Company, or (vii) your material breach of Exhibit Aof this letter agreement. Any determination of cause will be made by a resolution approved by a majority of the members of the Board, provided that no such determination may be made until you have been given written notice detailing the specific cause event and a period of thirty (30) days following receipt of such notice to cure such event (if susceptible to cure) to the satisfaction of the Board. Notwithstanding anything to the contrary contained herein, your right to cure as set forth in the preceding sentence shall not apply if there are habitual or repeated breaches by you, and no act or omission shall be deemed “willful” or “intentional” unless taken or not taken in bad faith and without a reasonable belief that it was in the best interest of the Company, or if taken or omitted to be taken on instruction from the Board or the Company’s counsel.
3.
Equity Awards. You will be eligible for an annual restricted stock or other equity award as determined and approved by the Compensation Committee of the Board of Directors and subject to the terms and conditions, including vesting, of the award agreement and the Trinity Capital Inc. 2019 Long Term Incentive Plan, as may be amended from time to time.

4.
Employee Benefits. In connection with your employment during the Term, you will be eligible to participate in the Company’s employee benefit plans (including life, health accident insurance and disability programs) provided by the Company to similarly situated employees. Such participation shall be subject to the terms of the applicable plan documents and policies generally applicable to Company employees, including, without limitation, plan terms or policies relating to employee contributions under any such plans. Additional information regarding these benefits will be provided to you under a separate cover. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.
5.
Vacation and Sick Leave. During the Term, you will be entitled to paid time off and sick time in accordance with the terms and conditions of the Company’s policies, procedures, and practices applicable to Company employees, as in effect from time to time, and applicable law.
6.
Business Expenses. During the Term, you will be reimbursed for all reasonable expenses (including, without limitation, travel and lodging, phone and car lease) incurred by you in connection with your employment, provided that you provide documentation, expense statements, vouchers and/or such other supporting information to the Company as it may reasonably request, and provided such expenses were incurred in compliance with Company policies, procedures and practices as in effect from time to time.
7.
Severance: In addition to the Accrued Benefits (as defined below), you will also be eligible for severance upon certain terminations of employment as provided for in this letter agreement. During the Term, you will be eligible for severance upon your termination of employment by the Company without cause or your resignation for “good reason” as provided for in this paragraph g, subject to the terms and conditions described below and in the “Code Section 409A” provision of this letter agreement. Upon any such termination and subject to your execution and delivery to the Company of a general release of claims in a form satisfactory to the Company that is no longer subject to revocation within sixty (60) days following any such termination of employment (the “Release of Claims”), and your continued compliance with the terms of Exhibit A, you will receive the following:
a.
an amount equal to your monthly Base Salary rate, paid monthly for a period of twelve (12) months following such termination; provided that, any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto; provided further that, in the event that any such termination of employment occurs within the twenty-four (24) month period following a “Covered Transaction” (as defined in the 2019 Trinity Capital Inc. Long Term Incentive Plan, as may be amended from time to time (the “LTIP”)) that satisfies the requirements of Section 1.409A- 3(i)(5)(v), (vi) or (vii) of the Code (a “409A Change in Control”), the amount that you shall be eligible to receive pursuant to this paragraph g(i) shall be an amount equal to two (2) times your annual Base Salary (the “Enhanced Severance Payment”), paid in a lump sum within sixty (60) days following such termination of employment; provided however that, if the Covered Transaction does not qualify as a 409A Change in Control, the portion of the Enhanced Severance Payment that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A (as defined below) will be paid to you in substantially equal monthly payments, commencing on the first regularly scheduled pay period following the sixtieth (60th) day following such termination of employment, and the remaining portion of the Enhanced Severance Payment will be paid to you in a lump sum within sixty (60) days following such termination of employment;
b.
any Annual Bonus earned but unpaid with respect to the calendar year ending on or preceding the date of termination, paid within sixty (60) days following such termination of employment;
c.
a pro-rata portion of your Annual Bonus for the calendar year in which the termination occurs based on actual results for such year (determined by multiplying the amount of such bonus which would be due for the full calendar year by a fraction, the numerator of which is the number of days during the calendar year of termination that you are employed by the Company and the denominator of which is 365), payable at the same time bonuses for such year are paid to other senior executives of the Company; provided that, in the event that any such termination of employment occurs within the twenty-four (24) month period following a Covered Transaction, the amount that you shall be eligible to receive pursuant to this paragraph g(iii) shall be an amount equal to one (1) times the average of your most recent three Annual Bonuses, paid in a lump sum within sixty (60) days following such termination of employment;

d.
subject to your electing COBRA coverage under the Company’s group health plan, a monthly amount equal to the difference between the monthly COBRA premium cost and the monthly contribution paid by active employees for the same coverage, for a period of twelve (12) months following such termination of employment; provided that, in the event that any such termination of employment occurs within the twenty-four (24) month period following a Covered Transaction, the amount that you shall be eligible to receive pursuant to this paragraph g(iv) shall be an amount equal to twenty-four (24) times the difference between the monthly COBRA premium cost and the monthly contribution paid by active employees for the same coverage, paid in a lump sum within sixty (60) days following such termination of employment; and
e.
accelerated vesting of the portion of any outstanding and unvested time- based equity awards that would have otherwise become vested during the two (2) year period following the date of termination; provided that, in the event that any such termination of employment occurs within the twenty- four (24) month period following a Covered Transaction, all of your outstanding and unvested time-based equity awards shall accelerate and become fully vested.

For purposes of this letter agreement, your resignation shall be for “good reason” if you resign from your employment as a result of any of the following without your consent: (i) a material reduction in your position, duties, responsibilities or status (other than temporarily while physically or mentally incapacitated or as required by applicable law); (ii) a material downward change in your reporting responsibility; (iii) a material reduction your Base Salary; (iv) the permanent relocation of your principal work location to a location outside a fifty (50) mile radius of your current principal work location (excluding required business travel from time to time); (v) the failure of the Company to make any material, non- forfeited payments earned and due to you under this letter agreement; or (vi) the failure of the Company to obtain the assumption in writing of its obligations under this letter agreement by any successor to all or substantially all of the assets of the Company. In order to resign for good reason, you must notify the Company in writing within thirty (30) days of the first occurrence of such circumstances alleged to constitute good reason and the Company shall have a period of thirty (30) days to cure such event(s). If such events are not fully corrected in all material respects by the Company within such thirty (30) day period, you must actually terminate your employment within thirty (30) days following the expiration of the Company’s thirty (30) day cure period described above, otherwise, any claim of such circumstances as “good reason” shall be deemed irrevocably waived.

In the event that your employment hereunder is terminated due to your death or disability, in addition to Accrued Benefits, subject to your or your estate’s execution of the Release of Claims that is no longer subject to revocation within sixty (60) days following such termination of employment, and subject to your continued compliance with the terms of Exhibit A, you will receive any Annual Bonus earned but unpaid with respect to the calendar year ending on or preceding the date of termination, paid within sixty (60) days following such termination of employment and a pro-rata portion of your Annual Bonus for the calendar year in which the termination occurs based on actual results for such year (determined by multiplying the amount of such bonus which would be due for the full calendar year by a fraction, the numerator of which is the number of days during the calendar year of termination that you are employed by the Company and the denominator of which is 365), payable at the same time bonuses for such year are paid to other senior executives of the Company. For purposes of this letter agreement, “disability” shall mean any physical or mental disability or infirmity of you that prevents the performance of your duties (notwithstanding the provision of any reasonable accommodation) for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period, as determined by the Company.

If your employment with the Company is terminated at any time for any reason other than as described above, unless provided for separately (e.g. a separate severance plan or agreement) the Company shall have no further obligation or liability to you relating to your employment or arising out of this letter agreement, other than (i) the payment of any Base Salary earned but unpaid through the date of termination of your employment, (ii) any vested rights you may have under any of the Company’s employee benefit plans, (iii) payment for any accrued but unused vacation days, in accordance with the Company’s vacation policy and applicable laws, and (iv) any other payments required by applicable law (collectively, items (i) through (iv), “Accrued Benefits”).

Employment at Will; Business Protection

Notwithstanding anything to the contrary, your employment with the Company will be “at will”, which means that either you or the Company may terminate your employment, at any time and for any reason, either with or without cause or advance notice. In the event that you desire to terminate your employment with the Company, the Company does request that you provide two (2) weeks’ written notice to the Company as a courtesy. The period of time between the date hereof and the termination of your employment hereunder for any reason shall be referred to herein as the “Term.”

As a condition of your employment, you agree to be bound by all the terms and conditions in Exhibit A to this letter, and agree that the terms and conditions of Exhibit A form part of the terms and conditions of your employment.

Notwithstanding anything to the contrary in this letter agreement or otherwise, you understand and acknowledge that the Company has informed you that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for (i) the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law or (ii) the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. Additionally, notwithstanding anything to the contrary in this letter agreement or otherwise, you understand and acknowledge that the Company has informed you that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to a court order. Nothing in this letter agreement or any other agreement between you and the Company shall be interpreted to limit or interfere with your right to report good faith suspected violations of law to applicable government agencies, including the Equal Employment Opportunity Commission, National Labor Relation Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other applicable federal, state or local governmental agency, in accordance with the provisions of any “whistleblower” or similar provisions of local, state or federal law. You may report such suspected violations of law, even if such action would require you to share the Company’s proprietary information or trade secrets with the government agency, provided that any such information is protected to the maximum extent permissible and any such information constituting trade secrets is filed only under seal in connection with any court proceeding. Lastly, nothing in this letter agreement or any other agreement between you and the Company will be interpreted to prohibit you from collecting any financial incentives in connection with making such reports or require you to notify or obtain approval by the Company prior to making such reports to a government agency.

Additional Agreements; Miscellaneous

This letter agreement, the employment relationship contemplated herein and any claim arising from such relationship, whether or not arising under this letter agreement, shall be governed by and construed in accordance with the laws of the State of California without giving effect to any choice or conflict of laws provision or rule thereof. If any portion or provision of this letter agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the application of such provision in such circumstances shall be modified to permit its enforcement to the maximum extent permitted by law, and both the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable and the remainder of this letter agreement shall not be affected thereby, and each portion and provision of this letter agreement shall be valid and enforceable to the fullest extent permitted by law. This letter agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between you and the Company with respect to the subject matter hereof. The Company may withhold from any and all amounts payable under this letter agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

Code Section 409A

The intent of the parties is that payments and benefits under this letter agreement comply with Internal Revenue Code (the “Code”) Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this letter agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or damages for failing to comply with Code Section 409A.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this letter agreement providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” for purposes of Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this letter agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this letter agreement, if you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” and (B) the date of your death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to the foregoing (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum with interest at the prime rate as published in The Wall Street Journal on the first business day following the date of the “separation from service”, and any remaining payments and benefits due under this letter agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. For purposes of Code Section 409A, your right to receive any installment payments pursuant to this letter agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this letter agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

To the extent that reimbursements or other in-kind benefits under this letter agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Notwithstanding any other provision of this letter agreement to the contrary, in no event shall any payment under this letter agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

Certain Excise Taxes

In the event that any payment that is either received by you or paid by the Company on your behalf or any property, or any other benefit provided to you under this letter agreement or under any other plan, arrangement or agreement with the Company or any other person whose payments or benefits are treated as contingent on a change of ownership or control of the Company (or in the ownership of a substantial portion of the assets of the Company) or any person affiliated with the Company or such person (but only if such payment or other benefit is in connection with your employment by or other services to the Company) (collectively the “Company Payments”) will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority), then you will be entitled to receive either (i) the full amount of the Company Payments or (ii) a portion of the Company Payments having a value equal to $1 less than three (3) times your “base amount” (as such term is defined in Section 280G(b)(3)(A) of the Code), whichever of clauses (i) and (ii), after taking into account applicable federal, state, and local income taxes and the Excise Tax, results in the receipt by you on an after- tax basis, of the greatest portion of the Company Payments. Any determination required under this paragraph shall be made in writing by the independent public accountant of the Company (the “Accountants”), whose determination shall be conclusive and binding for all purposes upon the Company and you. For purposes of making any calculation required by this paragraph, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code. If there is a reduction of the Company Payments pursuant to this paragraph, such reduction shall occur in the following order: (A) any cash severance payable by reference to your Base Salary or Annual Bonus, (B) any other cash amount payable to you, (C) any employee benefit valued as a “parachute payment,” and (D) acceleration of vesting of any outstanding equity award. In no event whatsoever shall you be entitled to a tax gross-up or other payment in respect of any excise tax, interest or penalties that may be imposed on the Company Payments by reason of the application of Section 280G or Section 4999 of the Code.

Clawback

You hereby acknowledge and agree that certain payments hereunder will be subject to recoupment in accordance with the Trinity Capital Inc. Clawback Policy, and any other clawback policy that the Company may adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd- Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of the Company’s common stock or other cash or property upon the occurrence of a termination of your employment for cause. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” hereunder or under any other agreement with the Company.

Sincerely,

/s/ Kyle Brown
Kyle Brown
CEO, Trinity Capital Inc.

Accepted by:

/s/Ronald Kundich	Date: March 14, 2025
Ronald Kundich

Exhibit A

Business Protection Agreement

You acknowledge that, as a senior executive of Trinity Capital Inc. (the “Company”), you have specialized knowledge of the Company’s and its affiliates’ business and their confidential information and that the covenants included in this Exhibit A to the letter agreement are necessary to protect the Company’s and its affiliates’ legitimate, protectable business interests. You also acknowledge that in connection with the execution of the letter agreement that you have received sufficient consideration to agree to such restrictions.

1.
Intellectual Property. All inventions, technology, processes, innovations, ideas, improvements, developments, methods, designs, analyses, trademarks, service marks, and other indicia of origin, writings, audiovisual works, concepts, drawings, reports and all similar, related, or derivative information or works (whether or not patentable or subject to copyright), including but not limited to all patents, copyrights, copyright registrations, trademarks, and trademark registrations in and to any of the foregoing, along with the right to practice, employ, exploit, use, develop, reproduce, copy, distribute copies, publish, license, or create works derivative of any of the foregoing, and the right to choose not to do or permit any of the aforementioned actions, which relate to the Company’s or any of its affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by you while employed by the Company or any of its predecessors, whether or not during normal business hours (collectively, the “Work Product”) belong to the Company. All Work Product created by you while employed by the Company or any of its predecessors will be considered “work made for hire,” and as such, the Company is the sole owner of all rights, title, and interests therein. All other rights to any new Work Product and all rights to any existing Work Product, including but not limited to all of your rights to any copyrights or copyright registrations related thereto, are hereby conveyed, assigned and transferred to the Company pursuant to this Exhibit A. You will promptly disclose and deliver such Work Product to the Company and, at the Company’s expense, perform all actions reasonably requested by the Company (whether during or after your employment with the Company) to establish, confirm and protect such ownership (including, without limitation, the execution of assignments, copyright registrations, consents, licenses, powers of attorney and other instruments). To the extent allowed by applicable law, all rights to the Work Product include all rights of paternity, integrity, disclosure, and withdrawal and any other rights that may be known as or referred to as moral rights, artist’s rights, droit moral, or the like (collectively, “Moral Rights”). To the extent you retain any such Moral Rights under applicable law, you hereby ratify and consent to any action that may be taken with respect to such Moral Rights by (or authorized by) the Company and agree not to assert any Moral Rights with respect thereto.

Notwithstanding the foregoing, nothing in this Agreement shall be construed to require you to assign to the Company any Work Product and intellectual property therein that are excluded from any such assignment under California Labor Code section 2870. A copy of California Labor Code section 2870 is reproduced under Schedule 1 attached hereto.
2.
Confidential Information, Trade Secrets and Protected Rights.

You agree that, during your employment with the Company or its affiliates and at all times following termination of your employment, except as required by applicable law, you will not, directly or through any other person or entity, at any time, disclose to any third person or use in any way any non-public information or Confidential Information, as described in this Section 2.
a.
For purposes of this Exhibit A, “Confidential Information” shall mean any confidential or proprietary information of the Company or any of its affiliates, including but not limited to: (a) technical, operational and financial information, Trade Secrets, formulae, processes, techniques, formats, specifications, manufacturing methods, treatment methods, designs, sketches, photographs, plans, drawings, specifications, samples, reports, pricing information, studies, findings, marketing plans or proposals, inventions, customer and client lists, information related to business opportunities and business development, and confidential programs or procedures; (b) any intellectual property owned or licensed by the Company or its affiliates; and (c) information received by the Company or its affiliates from third parties under confidential conditions and/or subject to confidentiality obligations on the Company or its affiliates.

Exh. A-1

b.
Notwithstanding the foregoing, Confidential Information shall not include: (i) information that at the date hereof is in the public domain; (ii) information that has come within the public domain after the date hereof through no fault or action of you in breach of any confidentiality obligation (provided, however, that the fact that general information may be in or become part of the public domain, in and of itself, does not exclude any specific information not otherwise in the public domain from the obligations of this Exhibit A); or (iii) general knowledge, skill, and know- how that you developed based on your professional experiences.
c.
You agree that, during your employment with the Company or its affiliates and thereafter, you will:
i.
hold the Confidential Information in strict confidence;
ii.
not give, sell or disclose Confidential Information to any other third party, unless (x) to other employees of the Company as required in the good faith performance of your duties to the Company or its affiliates while employed by the Company, or (y) such party is an external auditor or contractor hired by the Company and then only upon written approval of the Board of Directors of the Company; and
iii.
not use Confidential Information, except as required in the good faith performance of your duties to the Company or its affiliates while employed by the Company.

If you are required by law to disclose Confidential Information, you will (i) unless prohibited by law, immediately (and prior to such disclosure) notify the Company and cooperate with the Company in any efforts by the Company to oppose such disclosure, and (ii) disclose only that portion of the Confidential Information that is legally required to be disclosed and exercise best efforts to ensure that such Confidential Information will be afforded confidential treatment.

For avoidance of doubt, nothing in the letter agreement, including this Exhibit A, shall prevent you from (i) sharing any Confidential Information or other information with regulators or appropriate governmental agencies without notice to the Company, whether in response to subpoena or otherwise, under the whistleblower provisions of federal law or regulation, and no prior authorization or notification is required prior to you making any such reports or disclosures, provided that no attorney-client privileged information shall be waived; (ii) supplying truthful information to any government authority or in response to any lawful subpoena or other legal process; (iii) disclosing your wages; or (iv) disclosing or discussing conduct with respect to a sexual assault dispute or sexual harassment dispute (to the extent prohibited by the Speak Out Act).

You acknowledge that your obligations above are separate and distinct from your promise and obligation not to disclose or use the Company’s or its affiliates’ “Trade Secrets,” as defined by the applicable federal and state laws. During and at all times after your employment with the Company or its affiliates, Trade Secrets of the Company shall be subject to the maximum protections available under applicable law and no less protection than that described above applicable to “Confidential Information.”

Nothing in the letter agreement, including this Exhibit A, prohibits you from reporting to any governmental authority information concerning possible violations of law or regulation. Consistent with 18 U.S.C. § 1833, (i) you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (I) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (II) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (ii) if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose a trade secret to your attorney and use the trade secret information in the court proceeding, if you file any document containing the trade secret under seal and do not disclose the trade secret except pursuant to court order.

3.
Reasonableness of Restrictions.

Each of the rights enumerated in this Exhibit A shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company and its affiliates at law or in equity. If any of the provisions of this Exhibit Aor any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Exhibit A, which shall be given full effect without regard to the invalid portions. If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the scope covered thereby, the court making such determination shall have the power to (and it is the intention of you and the Company that the court) reduce the duration and/or scope of such provision to the maximum and/or broadest duration and/or scope permissible by law, and in its reduced form said provision shall then be enforceable.

You expressly acknowledge and agree that any breach or threatened breach of any of the terms and/or conditions set forth

Exh. A-2

in the letter agreement, including this Exhibit A, may result in substantial, continuing, and irreparable injury to the Company and its affiliates. Therefore, you hereby agree that, in addition to any other remedy that may be available to the Company and its affiliates, the Company and its affiliates shall be entitled to seek injunctive relief, specific performance, or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Exhibit A without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach. In the event it is determined that you have breached this Exhibit A, the Company and its affiliates shall be entitled to recover the costs and reasonable legal fees the Company and its affiliates incur in enforcing this Exhibit A.

You further expressly acknowledge and agree that (i) any claim you may have against the Company or any of its affiliates, whether under this Exhibit A or otherwise, will not be a defense to enforcement of the restrictions set forth in this Exhibit A, and (ii) the circumstances of your termination of employment or other relationship with the Company and its affiliates will have no impact on your obligations under this Exhibit A. You further agree that each of the Company’s affiliates is a beneficiary of the restrictions set forth in this Exhibit A and may enforce this Exhibit A. You further agree that the restrictions set forth in this Exhibit A are in addition to, and not in lieu of, any protection of confidential information, protection of intellectual property, non-disparagement, or other restrictive covenants by which you may be bound or become bound in favor of the Company or its affiliates. You represent that you have no duties or obligations to any person or entity, by agreement or otherwise, that will prevent or impair your ability to become employed by, and fully perform your duties and responsibilities for, the Company and its affiliates.
4.
Non-Disparagement. During your employment with the Company or its affiliates and thereafter, you will not, directly or through any other person or entity, in any forum or through any medium of communication, disparage the Company or any of its affiliates, including without limitation any products, services or practices, or directors, officers, agents, representatives, or stockholders of the Company or any of its affiliates. For the avoidance of doubt, nothing in this Exhibit A shall prohibit you from making truthful statements (a) in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), or (b) to regulators or appropriate government agencies in fulfillment of their statutory or regulatory obligations. In addition, nothing in this Exhibit A prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.
5.
Company Property. All information, materials, documents, supplies, equipment, and other property furnished to you by the Company or any of its affiliates in connection with performance of services under the letter agreement or otherwise will be and remain the sole property of the Company. On the date of the termination of your employment under the letter agreement for any reason, or at any other time at the Company’s request, you must return to the Company all tangible and intellectual property in whatever form belonging to the Company or any of its affiliates (including, but not limited to, Confidential Information, Company vehicles, laptops, computers, cell phones, wireless electronic mail devices, code, and other equipment, information, documents, and property of any type). To the extent you have retained any property of the Company or any of its affiliates, including without limitation any Confidential Information, on any electronic or computer equipment or accounts belonging to you or under your control, you agree to so advise the Company and to follow the Company’s instructions in transferring to the Company and then permanently deleting from such equipment or accounts all such property, including without limitation Confidential Information, and all copies.

/s/ Ron Kundich
Signature

Print Name: Ron Kundich

Exh. A-3

Schedule 1

California Labor Code section 2870

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.